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Exhibit 10.3

Vice President of Sales Bonus Arrangement

Fastenal Company's Vice President of Sales is paid a bonus under an individual oral bonus arrangement. Under this arrangement, the bonus paid to the Vice President of Sales for any year is calculated based on the amount by which the Company's consolidated pre-tax income for such year exceeds the Company's consolidated pre-tax income for the prior year.